Exhibit 99.1

XELR8 REPORTS ENTHUSIASTIC EARLY MARKET RESPONSE TO
BAZI™ LIQUID NUTRITIONAL DRINK

Sales and Distributor Growth Follows
 New Product Introduction at Mid-January Rally

Denver, CO — (PR NEWSWIRE) — February 12, 2007 — VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc. (AMEX:PRH), a provider of functional foods, beverages and nutritional supplements, today announced that initial market response to its new liquid, nutritional drink, Bazi™, has been very enthusiastic, serving to generate improved sales and distributor growth since its formal product launch at XELR8’s 2007 National Distributor Rally, held on January 12, 2007 in Las Vegas.

Commenting on the business impact of Bazi’s introduction, Mark Jackson, a once part-time, now full-time XELR8 distributor, stated, “In only a matter of weeks, I have seen my network’s sales volume more than triple, with new distributors joining our team everyday.  Growing excitement about the health enriching power of Bazi, coupled with the opportunity to earn real dollars through XELR8’s simple ‘INVITE, TASTE and FOLLOW-UP’ business building program, have helped significantly improved my sales volume.”

Continuing, Jackson, an NFL veteran wide receiver who earned national celebrity as one of the Denver Bronco’s ‘Three Amigos’ and legendary status as the receiver of Denver quarterback John Elway’s game-tying pass in ‘The Drive’, added, “Never before — not in my professional sports career or during my tenure in the mortgage industry — have I more enjoyed going to work.  I am committed to sharing the many health and wealth benefits made possible by XELR8.”

In the month of January, XELR8 saw its national distributor network expand nearly 4% to 2,868 from 2,761 at the end of December 2006.  111 new distributors joined XELR8’s direct selling network during the month of January; with the majority of the new distributors signing on in the last two weeks of the month following the launch of Bazi.

About Bazi

Available for purchase only through XELR8’s national direct selling network, Bazi is a powerful, concentrated, antioxidant nutritional drink packed with eight different superfruits and berries, including the Chinese jujube plus 12 vitamins and 68 minerals, providing all the daily vitamin and minerals you need in a single, convenient, one-ounce shot. One of the key ingredients in Bazi is the Chinese jujube.   Amazingly, the jujube is one of the world’s oldest fruits, used as a remedy in Chinese medicine for nearly 4,000 years.  Through the centuries, doctors of many cultures and regions have looked to the jujube to accelerate the immune system and help support the heart, lungs and kidneys.*  For more product information, please visit www.drinkbazi.com.

About XELR8 Holdings, Inc.

VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc., is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance.  XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle.  XELR8’s commitment to quality, science, and research has earned them a loyal following of over 350 world-class athletes and an elite list of endorsers, such as five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; professional football superstar Cadillac Williams; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr.  XELR8 products are only available through independent distributors located throughout the nation.  For more information about XELR8, please visit www.xelr8.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for XELR8’s distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward-looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors; changes in demand for the Company’s products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company’s use of such capital. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005 and all subsequent filings. Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.

Company Contacts:	VitaCube d/b/a XELR8 Holdings, Inc.	Elite Financial Communications Group, LLC
	John Pougnet, CEO/CFO	Dodi Handy, President and CEO
	(303) 316-8577	(407) 585-1080
	CEO@xelr8.com	prh@efcg.net

* These statements have not been evaluated by the Food and Drug Administration.  This product is not intended to diagnose, treat, cure or prevent any disease.